Exhibit 99.1
Americhip International Inc.
Develops Flexible Manufacturing Systems
Using Its LACC Process for the Oil Pipe Industry

Plymouth, MI, August 16, 2005. The Board of Directors of AmeriChip International, Inc. (OTC-BB ACHI) announces that after ten (10) months of research and testing it has successfully applied its Laser Assisted Chip Control (LACC) technology for implementation within the oil pipe threading industry. The Company has created AmeriChip Pipe Technologies, a Texas based corporation, to assist the Company in entering this billion-dollar industry as previously announced in February 2005. In addition to our recent inroads in the automotive parts industry, the Board is looking forward to 2006 projected sales revenue to exceed $10 million in profitable business. Management believes that the combination of the two industry markets indicates that this estimate is conservative.

Over the past ten months the Company has developed and designed the LACC process for the dry machining of oil threads. This new process will allow the Company to manufacture complete certified oil pipe in a flexible automated production line. This technology has significantly reduced the time and cost of producing quality threads on oil pipe of all sizes. The LACC process has provided AmeriChip Pipe Technologies a platform for the creation of flexible automated production lines that will thread and inspect oil pipe with significantly faster production under one roof.

Ed Rutkowski, Vice President, AmeriChip International Inc., the original LACC patent holder, stated “this will not only lower the cost to produce and inspect oil pipe, but will significantly reduce thread leaking due to long stringy chips, coolant pitting and uncontrolled ovality. This system will also reduce the cost of handling due to the complete flexible automation system under one roof instead of trucking pipe to each phase of manufacturing.” Each oil pipe will be laser serialized and downloaded to AmeriChip Pipe Technology’s website for customer retrieval of inspection information for use in the field.

The creation of razor sharp chips in the machining of oil pipe up to 45 feet in length with a diameter up to 24 inches is an everyday hazard in safety, thru put and environmental disposal. Coolant has also been found to cause pitting on the threads of the oil pipe which if not corrected can cause an embolism when the oil pipe is under pressure. These leaks are dangerous, costly and difficult to resolve in the field. “We believe that this process developed by Mr. Rutkowski, combined with other new technologies developed with AmeriChip will revolutionize the oil pipe threading industry.” stated Marc Walther, President of AmeriChip International.

Headquartered in Plymouth, MI, AmeriChip International Inc. holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more information, visit our website at www.americhipintl.com or, contact R. Windsor at 905-898-2646 or, send an e-mail to r.windsor@americhipintl.com.

This release may include projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.